Exhibit 99.1
EXHIBIT 99.1
AUDITED FINANCIAL STATEMENTS

RURAL HOSPITAL ACQUISITION, LLC
CONSOLIDATED BALANCE SHEET
As of October 29, 2007

RURAL HOSPITAL ACQUISITION, LLC
CONSOLIDATED BALANCE SHEET
As of October 29, 2007
Table of Contents

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheet	2

Notes to Consolidated Balance Sheet	3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Rural Hospital Acquisition, LLC
We have audited the accompanying balance sheet of Rural Hospital Acquisition, LLC as of October 29, 2007. The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Rural Hospital Acquisition, LLC as of October 29, 2007, in conformity with accounting principles generally accepted in the United States of America.
/s/ Whitley Penn LLP
Dallas, Texas
January 14, 2008

RURAL HOSPITAL ACQUISITION, LLC
CONSOLIDATED BALANCE SHEET
October 29, 2007

Assets
Current assets:
Cash and cash equivalents	$347,866
Patient receivables, net	3,977,090
Other accounts receivable	183,559
Other assets	366,900

Total current assets	4,875,415

Property, plant, and equipment
Land	308,969
Buildings and improvements	3,140,894
Equipment	910,994

Property, plant, and equipment	4,360,857

Total assets	$9,236,272

Liabilities and Members’ Equity
Current liabilities:
Notes payable, short-term	$4,897,113
Accounts payable	396,520
Accrued compensation	1,003,462

Total current liabilities	6,297,095

Long-term liabilities:
Notes payable, long-term	523,002

Total liabilities	6,820,097

Members’ equity:
Common units, $0.001 par value, 1,000,000 units authorized, 740,000 units issued and outstanding	740
Additional paid-in-capital	2,415,435

Total members’ equity	2,416,175

Total liabilities and members’ equity	$9,236,272

See accompanying notes to consolidated balance sheet.

A. The Company
Rural Hospital Acquisition, LLC (“RHA”), an Oklahoma limited liability company, creates partnerships with local physicians to identify, organize, develop, and operate medical programs, services, and facilities that meet the identified needs of residents in targeted market areas. RHA currently operates three rural critical access hospitals in Anadarko, Stroud, and Tishomingo, Oklahoma, which provide emergency care, as well as in-patient and out-patient services. In addition, RHA provides both Part A and Part B centralized billing to its hospitals and affiliated physician clinics. RHA’s future growth plans are focused on developing and consolidating healthcare services in regions around its current operations as well as in new communities in Oklahoma and surrounding states.
B. Summary of Significant Accounting Policies
Basis of Presentation
The consolidated balance sheet includes the accounts of RHA and its three wholly owned subsidiaries. RHA eliminates intercompany accounts and transactions in consolidation.
Use of Estimates
The preparation of the consolidated balance sheet in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates and assumptions made.
Cash and Cash Equivalents
Cash consists of cash on hand and amounts deposited with high quality banking institutions. Amounts on deposit at times will exceed the insurance limits. Cash equivalents are highly liquid instruments including cash in money market current accounts that are interest-bearing, capital guaranteed, and without any withdrawal restrictions.
Gross Patient Accounts Receivable and Reserves for Bad Debt and Contractual Allowances
Patient accounts receivable include amounts due for hospital and clinic services provided to patients during the past 180 days that were purchased by RHA from TSG, Inc. (the “Predecessor Company”). These receivables are pending payments from Medicare, Medicaid, Blue Cross, commercial insurance carriers, and self-pay patients, and are estimated to be collected during the next 120 days.
Reserves for bad debts were recorded at 100% of the account value for all self-pay patients’ accounts 120 days and older.
Allowances for contractual discounts for Medicare, Medicaid, Blue Cross, and other third party payors are recorded based on contracted rates that are negotiated or provided via written agreements with the payors on behalf of the patients.

Property, Plant, Equipment, and Depreciation
Property, plant, and equipment are stated at fair market value net of negative goodwill applied in fresh start accounting for the hospitals in Anadarko and Tishomingo, Oklahoma. The hospital located in Stroud, Oklahoma is a leased facility. RHA purchased operating equipment from TSG, Inc. and those assets are recorded at the purchase price on October 29, 2007.
Depreciation expense in future months will be recorded using the straight-line method based on the useful lives as provided by company policies which are 40 years for buildings and 5-7 years for equipment.
Impairment of Long-Lived Assets
The Company reviews long-lived assets for impairment. For assets to be held and used, RHA initiates a review whenever events or changes in circumstances indicate that the carrying value of a long-lived asset may not be recoverable. Recoverability of an asset is measured by comparison of its carrying value to the future undiscounted cash flows that the asset is expected to generate. Any impairment to be recognized is measured by the amount by which the carrying value exceeds the projected discounted future operating cash flows. Assets to be disposed of and for which management has committed a plan to dispose of the assets, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell.
Revenue Recognition
The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery or performance has occurred, the sales price is fixed or determinable, and collectibility is probable or reasonably assured. Revenues consist primarily of net patient service revenues that are recorded based on established billing rates (i.e., gross charges), less estimated discounts for contractual and other allowances, principally for patients covered by Medicare, Medicaid, managed care and other health plans, and self-pay patients.
Income Taxes
The Company is organized as a limited liability company. Limited liability companies are taxed as partnerships as provided by the Internal Revenue Code. Under these provisions RHA’s income is taxable to the members rather than at the corporate level. Accordingly, no provision has been made for federal income taxes in the accompanying consolidated balance sheet.
C. Fresh Start Reporting
Chapter 11 Bankruptcy Filing - On November 8, 2006 (the “Petition Date”), the Predecessor Company filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Oklahoma. Subsequent to the Petition Date, the Predecessor Company continued to operate its business as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As of the Petition Date, actions to collect prepetition indebtedness were stayed and other contractual obligations could not be enforced against the Predecessor Company. In addition, under the Bankruptcy Code, the Predecessor Company could reject leases and executory contracts. Parties affected by these rejections could file claims with the Bankruptcy Court in accordance with the reorganization process. Substantially all liabilities as of the Petition Date were subject to settlement under a plan of reorganization to be voted upon by the creditors and approved by the Bankruptcy Court.
Plan of Reorganization - RHA acquired certain assets of the Predecessor Company (the “Assets”) and certain of its Affiliates and related entities (collectively the “TSG Debtors”). The Asset Purchase Agreement evidencing RHA and the Hospitals’ purchase of the Assets from the TSG Debtors was approved by the Bankruptcy Court in August of 2007 and the acquisition of the assets was completed on October 29, 2007.
In accounting for the effects of the Asset Purchase Agreement, RHA has adopted the fresh-start reporting provisions of SOP 90-7 and reflected the effects of such adoption as of October 29, 2007. In adopting fresh-start reporting, RHA was required to determine its enterprise value. The estimated net worth of RHA was determined to be approximately $2.4 million, based on the purchase price by Tri-Isthmus, described in Note G. The Company used this value as the basis for its enterprise value for purposes of applying fresh-start reporting.
The adjustments to reflect the adoption of fresh-start reporting, including the adjustments to record assets and liabilities at their fair values, have been reflected in the accompanying consolidated balance sheet as of October 29, 2007. In addition, the opening balance sheet was further adjusted to eliminate the Predecessor Company’s equity and to reflect the aforementioned $2.4 million enterprise value.
D. Patient Accounts Receivable, Net
Patient accounts receivable consisted of the following at October 29, 2007:

Gross patient accounts receivable	$8,262,335
Reserves for bad debt	(2,025,263)
Reserves for contractual allowances	(2,259,982)

Patient accounts receivable, net	$3,977,090
E. Notes Payable
The Company has a note payable on October 29, 2007, to a bank in the amount of $4.4 million, which represents loans to purchase hospital property, plant, and equipment. The note is collateralized by fixed assets of approximately $3.4 million at the Anadarko facility, $1.0 million at the Tishomingo facility, and a minimal amount at the Stroud facility. The note carries an interest rate of prime plus 2%, which was 9.75% at October 29, 2007, and is due March 12, 2008.
The Company has a note payable to a lessor in the amount of $497,113, which represents debts owed by the Predecessor Company for past due rents on the Stroud Regional Medical Center property lease. The note is the assumption of the debt at October 29, 2007, by RHA. The note is collateralized by property, plant, and equipment at the Physician’s Hospital in Anadarko and the Johnston Memorial Hospital in Tishomingo. The note carries an interest rate of zero (0%) and is due July 29, 2008.
The Company has a note payable to a bank in the amount of $523,002, which represents amounts borrowed by the Predecessor Company to purchase hospital and clinic medical equipment in April 2006 for operations of its facilities. The note is collateralized by the medical equipment purchased. The note carries an interest rate of prime plus 1%, which was 8.75% at October 29, 2007, and is due April 14, 2011.

F. Commitments and Contingencies
Leases
RHA leases certain office space under operating leases which expire through 2012. RHA also leases certain equipment under non-cancelable operating leases that expire in various years through 2012.
Future minimum lease payments under non-cancelable operating leases with initial terms of one year or more consisted of the following at October 29, 2007:

2007	$37,400
2008	304,800
2009	303,200
2010	268,100
Thereafter	375,600

Total minimum lease payments	$1,289,100

Employment Agreement
On October 29, 2007, an employment agreement was entered into with Mike Schuster, Chairman and CEO of the Company, for three years at a base salary of $200,000 annually with opportunities for bonuses and incentives. Other benefits included the normal routine benefits provided to all Company employees.
G. Subsequent Event
On October 30, 2007, Surgical Center Acquisition Holdings, Inc. (“SCAH”), a wholly-owned subsidiary of Tri-Isthmus Group, Inc. (“Tri-Isthmus”), entered into a Membership Interest Purchase Agreement (the “MIPA”) to acquire certain membership interests of RHA.
On October 30, 2007, SCAH completed the acquisition of (i) 1,000,000 preferred membership units (the “Preferred Units”), and (ii) 510,000 voting limited liability company membership units of RHA (the “Voting Units”), comprising 51% of RHA’s total outstanding Voting Units. Of the Voting Units SCAH acquired, 250,000 were acquired from Carol Schuster, the sole member of RHA prior to this acquisition, and 260,000 were new Voting Units issued by RHA in conjunction with this transaction. The remaining 490,000 Voting Units are held by Carol Schuster.
Tri-Isthmus paid RHA the sums of (i) $1,000,000 in cash in consideration for the Preferred Units, and (ii) $260 in cash in consideration of the new Voting Units issued by RHA. As consideration for the Voting Units acquired by SCAH from Carol Schuster, Tri-Isthmus issued 4,250,000 restricted shares of Tri-Isthmus’ common stock, par value $0.01 per share, to Carol Schuster.
The Preferred Units, which are non-voting, are entitled to a preferred return of 8% per annum (the “Preferred Return”), which amounts, if unpaid, are cumulative but not compounded. Distributions to the members of RHA are at the discretion of RHA’s managers; however, except for certain tax distributions to members, distributions by RHA will be used first to satisfy the Preferred Return (including any previous, unpaid Preferred Return), before making any distributions to members holding Voting Units. The Voting Units are entitled to receive, on a pro-rata basis, that portion of distributions remaining after satisfying the Preferred Return. The Preferred Units may be redeemed by RHA (i) at RHA’s election at any time prior to October 30, 2012, or (ii) at Tri-Isthmus’s election any time after October 30, 2012.